EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Third Quarter Results

MORGAN HILL, Calif., Nov. 14, 2008 — The Coast Distribution System, Inc. (AMEX: CRV) today reported its operating results for the third quarter and nine months ended September 30, 2008.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV), marine and outdoor recreation industries, reported a net loss of $290,000, or $0.07 per diluted share, on net sales of $34.7 million for the third quarter of 2008. For the same period of 2007, Coast reported net earnings of $834,000, or $0.18 per diluted share, on net sales of $43.2 million. In the nine months ended September 30, 2008, Coast generated net earnings of $421,000, or $0.09 per diluted share, on net sales of $115.4 million, as compared to net earnings of $1,707,000, or $0.38 per diluted share, on net sales of $137.6 million in the same nine months of 2007.

Coast attributed the year-over-year declines in sales of 19.7% and 16.2% in the quarter and nine months ended September 30, 2008, respectively, to decreased demand in the RV industry, which directly affects sales traffic to RV dealers, Coast’s primary customers. The Recreational Vehicle Industry Association (RVIA) reported a 24.6% year-over-year decline in RV shipments for the first nine months of 2008, compared to the Company’s 16.2% year-over-year decline. Boat retailers, another important segment of Coast’s business, have also reported similar double-digit declines year-to-date. The decreased demand was due to worsening economic conditions, record high gasoline prices, and a tightening in the availability of consumer credit that RV and boating customers need to purchase RVs and boats.

“We anticipated that the second half of 2008 would be a difficult period based on the extremely difficult market conditions facing the RV and recreational boating markets, and consumer products in general, as a result of the turmoil in both the U.S. credit markets and the economy in general and relatively high fuel prices,” said Coast’s Chief Executive Officer Jim Musbach. “In response to conditions in our primary markets, we are taking steps to control costs and keep them in line with sales. Since November 2007, we have reduced our staffing levels by 15%. We have also replaced our annual Las Vegas trade show with a new, much more efficient online program that directly rewards customers with better pricing and other incentives for selling Coast products.”

As in past years, the Company expects a loss in the fourth quarter of 2008 due to the traditional, seasonal slowdown in the quarter, as customers typically wait until the first quarter to begin placing their orders for the upcoming buying season, which commences in the spring, as well as the economic and market conditions that affected our operating results in this year’s third quarter.

“Looking ahead, we are expecting a challenging fourth quarter based on sales figures from October,” said Musbach. “Our focus will be on navigating these difficult waters while keeping our heading on our long-term strategy. Ultimately, we believe improved efficiency of our operations, our improved product development capabilities and expanded market share of Coast developed products will place us in a good position when the RV and marine industries eventually recover.”

Coast reported gross margin of 17.9% in the third quarter of 2008, compared with 19.5% for the same period in 2007. The decrease in gross margin was due to lower sales across flat warehouse costs and increased shipping costs due to higher fuel prices. On the other hand, the gross margin for the first nine months of 2008 increased to 19.9% from 19.1% in the same nine months of 2007, due to price increases on selected products, the strengthening of the Canadian dollar, and a change in our product mix to include a greater proportion of higher-margin products sourced from Asia.

Selling, general & administrative (SG&A) expenses increased in dollars by $226,000 or 3.4% in the 2008 third quarter. SG&A as a percentage of net sales increased to 19.6% in the three months ended September 30, 2008, compared to 15.2% in the same three months of 2007. For the nine months ended September 30, 2008, SG&A decreased by $504,000, or 2.3%, in absolute dollars. As a percentage of net sales, these expenses increased to 18.5% as compared to 15.8% in the same nine months of 2007.

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Musbach concluded: “We recently have taken steps to reduce debt. At September 30, 2008, our bank borrowings totaled $20.3 million, down from $24.4 million at December 31, 2007. During October 2008, we further reduced our bank borrowings and as a result, our outstanding bank borrowings totaled $18.6 million as of November 5, 2008. Our strong balance sheet and line of credit gives us a strong financial foundation to operate in these challenging and uncertain times and places us in a good position when the RV and marine industries eventually recover.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 14,000 products from 500 manufacturers through 17 distribution centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, that would adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in the costs of and shortages in supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; a tightening in the availability of credit and increases in interest rates which can make it more difficult for consumers to afford and purchase RVs and boats and higher price accessories; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussion of those risks and uncertainties that is contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2007 Annual Report, whether as a result of new information, future events or otherwise.

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Third Quarter and Nine Months Ended September 30, 2008 & 2007

(In thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$34,683	$43,173	$115,368	$137,638
Cost of sales(1)	28,486	34,757	92,433	111,305

Gross profit	6,197	8,416	22,935	26,333
Selling, general and administrative expenses	6,808	6,582	21,305	21,809

Operating income (loss)	(611)	1,834	1,630	4,524
Other income (expense)
Interest	(323)	(485)	(1,182)	(1,723)
Other	33	(5)	(255)	(102)

	(290)	(490)	(1,437)	(1,825)

Earnings (loss) before taxes	(901)	1,344	193	2,699
Income tax provision (benefit)	(611)	510	(228)	992

Net earnings (loss)	$(290)	$834	$421	$1,707

Basic earnings (loss) per share	$(0.07)	$0.19	$0.09	$0.39

Diluted earnings (loss) per share	$(0.07)	$0.18	$0.09	$0.38

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At September 30,
	2008	2007
	(In Thousands)
ASSETS
Cash	$3,255	$875
Accounts receivable, net	12,211	14,786
Inventories	35,540	44,860
Other current assets	4,656	2,028

Total Current Assets	55,662	62,549
Property, Plant & Equipment, net	3,017	3,353
Other Assets	1,326	1,031

Total Assets	$60,005	$66,933

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$3,472	$5,610
Other current liabilities	4,213	4,229

Total Current Liabilities	7,685	9,839
Long term debt	20,543	22,884
Stockholders Equity	31,777	34,210

Total Liabilities and Stockholders’ Equity	$60,005	$66,933

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